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RIDER - ESTATE PRESERVATION - SUPPLEMENTAL TERM INSURANCE AGREEMENT

The Penn Mutual Life Insurance Company agrees, subject to the provisions of this agreement, to provide the Supplemental Term Insurance Benefit. The Company also agrees to provide all of the other benefits which are stated in this agreement.

This agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

SUPPLEMENTAL TERM INSURANCE BENEFIT--The Company will pay, upon receipt of due proof of the last insured to die while this agreement is in force, the Supplemental Term Insurance Benefit. The amount of the Term Insurance Benefit is the Specified Amount for this supplemental term insurance as shown in the Policy Specifications.

The Term Insurance Benefit payable upon the death of the last insured to die will be paid to the beneficiary in one sum or, if elected, under an income payment option. If part or all of the benefit is paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment. The interest rate will be determined each year by the Company, but will not be less than a rate of 3% per year compounded annually or such higher rate as is required by law.

SUICIDE EXCLUSION--If the last insured to die, dies by suicide, while sane or insane, within two years from the effective date of this agreement, the Term Insurance Benefit will be limited to the Monthly Deductions associated with such benefit.

INCONTESTABILITY--This agreement will be incontestable with respect to each Insured after it has been in force during the life of that Insured for two years from the Date of Issue. Any increase in the Term Insurance Benefit will be incontestable with respect to statements made in the evidence of insurability for that increase after the increase has been in force during the life of an Insured for two years from its effective date.

MONTHLY DEDUCTION--While this agreement is in force, the Monthly Deduction under this policy will include the Monthly Deduction for this agreement. The Monthly Deduction for this agreement is the Cost of Insurance for the policy month for the supplemental term insurance benefit under this agreement; and

COST OF INSURANCE--The Cost of Insurance for the term insurance under this agreement is determined on a monthly basis. It is calculated as (a) multiplied by (b) where:

(a) is the Cost of Insurance Rate divided by $1,000 for Supplemental Term Insurance applicable to this policy, and
(b)  is the Specified Amount for this agreement.

The Cost of Insurance Rate for this supplemental term insurance is based on the policy year and attained age, sex and rate class of each Insured. Cost of Insurance Rates will be determined by the Company based on expectations as to future mortality, investment, expense and persistency experience. However, these rates will not exceed those shown for Term Rates in the Additional Policy Specifications.

Cost of Insurance Rates will not be adjusted by the Company as a means of recovering prior losses nor as a means of distributing prior profits.

COMPUTATION OF VALUES--All values and benefits in this agreement are equal to or greater than those required by the law of the jurisdiction in which this policy is delivered.

TERMINATION OF AGREEMENT--This agreement will terminate upon:

(a) the Termination Date for this agreement shown on the Additional Policy Specifications Page;
(b)  lapse of this policy;
(c)  surrender of this policy;
(d)  the Maturity Date of this policy; or
(e) the Monthly Anniversary that coincides with or next follows (i) the receipt at the Home Office of a written request by the Owner to terminate this agreement, and (ii) the return of this policy for appropriate endorsement.

EFFECTIVE DATE--The effective date of this agreement is the same as the Date of Issue of this policy unless another effective date is shown below.

The Penn Mutual Life Insurance Company


/s/ Robert E. Chappell
-----------------------
Chairman and
Chief Executive Officer


EPSTI-01(S)